Exhibit 99.01

Immersion Corporation Reports Fourth Quarter and Fiscal Year 2009 Results and Announces License with CAE

World Leader in Simulation for Civil Aviation Acquires Medical Product Lines

SAN JOSE, Calif.--(BUSINESS WIRE)--March 30, 2010--Immersion Corporation (NASDAQ:IMMR), the leading developer and licensor of haptics technology, today reported financial results for the fourth quarter and year ended December 31, 2009. In a separate press release, Immersion also announced today an agreement with CAE Healthcare, a division of CAE (NYSE: CAE) (TSX: CAE), a $1.6 billion world leader in simulation and modeling for civil aviation, to license TouchSense technology and acquire its Endoscopy AccuTouchTM, Laparoscopy VR, and Endovascular CathLab VR medical simulator product lines. As part of the agreement, CAE will retain existing manufacturing, operations, research and development, service and support, and sales personnel, and Immersion will grant CAE a non-exclusive worldwide license for the haptic-based technology in medical training applications.

Revenues for the fourth quarter of fiscal 2009 were $6.9 million, an increase of 6% compared to revenues of $6.5 million for the fourth quarter of 2008 and an increase of 5% compared to $6.6 million in the third quarter of 2009. Net loss for the fourth quarter, was $(4.3) million, or $(0.15) per share. This compares to net loss of $(10.7) million or $(0.38) per share, for the fourth quarter of 2008. Net loss in the third quarter of 2009 was $(9.0) million, or $(0.32) per share.

Revenues for fiscal 2009 were $27.7 million, a decrease of 1% over revenues of $28.0 million for fiscal 2008, which included non-recurring, previously deferred revenues from ISLLC totaling $1.1 million. Net loss for fiscal 2009 was $(28.3) million, or $(1.01) per share. This compares with net loss of $(51.0) million, or $(1.72) per share, in fiscal 2008, which included a $20.8 million charge related to the settlement of Immersion’s lawsuit with Microsoft.

"2009 was a challenging period for Immersion, and we are pleased to close out the year on a high note with the independent financial investigation and restatement behind us and today’s announced sale of these medical product lines to CAE,” said Immersion Interim CEO Victor Viegas. “Immersion will also add CAE as a key licensee, demonstrating the continued opportunity to capitalize on the medical segment as one of our highly targeted end-markets and vertical growth sectors. We view this development as an extremely positive strategic transition for the company. This transaction enables our strategy of becoming a pure-play in haptics leveraging our powerful IP TouchSense portfolio under a predominantly licensing model and offering the most promising outlook for a return to profitability and long-term value creation for our stockholders."

As of December 31, 2009, Immersion had cash, cash equivalents, and short-term investments totaling $63.7 million, compared to $69.7 million as of September 30, 2009.

Business Outlook

"As previously stated, while it is premature to provide detailed guidance under our new pure-play licensing strategy, we expect to generate revenue of approximately $25 million to $30 million and reach Adjusted EBITDA profitability in fiscal 2010. We plan to maintain a keen focus on operating expenses and expect that the attractive margin profile inherent in our licensing model will allow us to return to profitability. For the first quarter of 2010, we expect revenues of approximately $7 million to $8 million, with royalty and license revenue comprising approximately $6 million. Operating expenses are expected to normalize over the next few quarters following the conclusion of expenses related to the independent financial investigation and reduced headcount resulting from the sale of the medical product lines to CAE," concluded Mr. Viegas.

Recent Corporate Highlights

Immersion recently:

  Announced that its TouchSense technology has shipped in more than 100 million mobile phones worldwide.
  Announced new solutions to power touch feedback effects in user experience design and applications for mobile handsets and other devices. The company's piezo-based TouchSense 5000 solution enables true, high-definition haptic effects for significantly improved feedback quality and fidelity, while its TouchSense 4000 solution uses multiple conventional motors to power next-generation effects.
  Showcased its TouchSense 4000 solution within the Fuse mobile phone concept from partners comprising Immersion, Synaptics, Texas Instruments, TheAlloy, and TAT – The Astonishing Tribe, which demonstrates multiple interface technologies, including multi-touch capacitive sensing, haptic feedback, 3-D graphics, and force sensing.

Conference Call Information

Immersion will host a conference call with company management on Tuesday, March 30, 2010 at 2:00 p.m. Pacific time (5:00 p.m. Eastern time) to discuss financial results for the fourth quarter ended December 31, 2009. To participate on the live call, analysts and investors should dial +1 877.941.4776 at least ten minutes prior to the start of the call. A replay of the call will be available until 11:59 p.m. Pacific time on April 6, 2010 by dialing +1 800.406.7325 and entering the passcode 4245581#. A live and archived webcast of the conference call will also be available for one year within the investor relations section of Immersion’s corporate Web site at www.immersion.com.

About Immersion (www.immersion.com)

Haptic (touch) technology is key to the future of user experience in digital devices. Founded in 1993, Immersion (NASDAQ: IMMR) harnesses human touch to create user experiences that deliver a more compelling sense of the digital world. Using one of Immersion’s adaptable high fidelity haptic systems, partners can achieve a competitive advantage and greater revenue opportunities with products that are more intuitive, satisfying, efficient, and safe. With Immersion technology, world-class companies can deliver improved user experiences in products such as widely popular video games, leading video console gaming systems, advanced automotive driver controls, medical devices and award-winning mobile phones. With over 800 issued or pending patents in the U.S. and other countries, Immersion is the leading innovator in touch-enabled user experiences that bring the digital universe to life.

Forward-looking Statements

This press release contains "forward-looking statements" that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause the results of Immersion Corporation and its consolidated subsidiaries to differ materially from those expressed or implied by such forward-looking statements.

All statements, other than the statements of historical fact, are statements that may be deemed forward-looking statements, including, but not limited to, statements regarding future financial results, future prospects and solutions. Immersion's actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with Immersion's business, which include, but are not limited to, the effects of the current negative macroeconomic climate; a delay in or failure to achieve the acceptance of force feedback as a critical user experience; unexpected difficulties in transitioning to a pure IP licensing model; the commercial success of applications or devices into which Immersion's technology is licensed; potentially lengthy sales cycles and design processes; adverse outcomes in any intellectual property-related litigation and the costs related thereto; unanticipated difficulties and challenges encountered in development efforts; potential restructuring charges; failure to retain key personnel; potential and actual claims and proceedings, including stockholder litigation and action by the SEC or other governmental agencies; and negative tax or other implications for Immersion resulting from the accounting adjustments; and other factors. Many of these risks and uncertainties are beyond the control of Immersion.

For a more detailed discussion of these factors, and other factors that could cause actual results to vary materially, interested parties should review the risk factors listed in Immersion's Form 10-K for 2009, which is on file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release reflect Immersion's beliefs and predictions as of the date of this release. Immersion disclaims any obligation to update these forward-looking statements as a result of financial, business, or any other developments occurring after the date of this release.

Immersion, the Immersion logo and TouchSense are trademarks of Immersion Corporation in the United States and other countries. All other trademarks are the property of their respective owners.

(IMMR – C)

Immersion Corporation
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months		Years
	Ended December 31,		Ended December 31,
	2009	2008	2009	2008
Revenues:
Royalty and license	$4,000	$2,861	$14,202	$14,254
Product sales	2,406	3,030	11,924	11,110
Development contracts and other	538	576	1,599	2,617
Total revenues	6,944	6,467	27,725	27,981

Costs and expenses:
Cost of product sales (exclusive of amortization
of intangibles shown separately below)	1,433	1,961	8,289	7,516
Sales and marketing	2,371	4,362	13,324	15,472
Research and development	2,462	3,385	12,493	13,058
General and administrative	5,821	4,870	21,719	19,249
Amortization of intangibles	212	215	894	888
Litigation settlements, conclusions & patent license	-	-	-	20,750
Restructuring costs	(70)	142	1,462	142
Total costs and expenses	12,229	14,935	58,181	77,075

Operating income (loss)	(5,285)	(8,468)	(30,456)	(49,094)
Interest and other income (expense), net	128	328	1,290	3,924

Income (loss) before provision for income taxes	(5,157)	(8,140)	(29,166)	(45,170)

Benefit (provision) for income taxes	887	(1,121)	310	(5,088)

Income (loss) for continuing operations	$(4,270)	$(9,261)	$(28,856)	$(50,258)

Discontinued Operations:
Gain on sales of discontinued operations	30	-	237	-
Gain (loss) from discontinued operations	(44)	(1,433)	340	(732)

Net income (loss)	$(4,284)	$(10,694)	$(28,279)	$(50,990)

Basic and diluted net income (loss) per share:
Continuing Operations	(0.15)	(0.33)	(1.03)	(1.70)
Discontinued Operations	0.00	(0.05)	0.02	(0.02)
Total	$(0.15)	$(0.38)	$(1.01)	$(1.72)

Shares used in calculating basic
net income (loss) per share	28,000	28,046	27,973	29,575

Immersion Corporation
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	December 31,
	2009	2008
	(Unaudited)	(1)
ASSETS
Cash and cash equivalents	$19,828	$64,769
Short-term investments	43,900	20,974
Accounts receivable, net	2,988	6,114
Inventories, net	2,001	3,757
Deferred income taxes	248	311
Prepaid expenses and other current assets	4,474	4,344
Total current assets	73,439	100,269

Property and equipment, net	3,498	3,827
Deferred income tax assets, net	-	-
Intangibles, net and other assets	10,897	9,491

TOTAL ASSETS	$87,834	$113,587

LIABILITIES
Accounts payable	$1,382	$2,842
Accrued compensation	1,387	2,920
Other current liabilities	3,087	3,493
Deferred revenue and customer advances	6,578	8,042
Total current liabilities	12,434	17,297

Long-term deferred revenue, less current portion	18,851	15,989
Deferred income tax liabilities	248	311
Other long-term liabilities	560	212
TOTAL LIABILITIES	32,093	33,809
STOCKHOLDERS’ EQUITY	55,741	79,778

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	87,834	113,587

(1) Derived from Immersion’s annual audited consolidated financial statements.

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